Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                            LAURIER INTERNATIONAL, INC.

FIRST. The name of this corporation shall be:

                           LAURIER INTERNATIONAL, INC.

SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

THIRD. The purpose or purpose of the corpoation shall be:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

One Hundred Million (100,000,000) Shares of which eighty Million (80,000,000) shares with a par value (.0001) each, amounting to eight thousand ($8000) dollars are common and twenty million (20,000,000) shares with a par value of (.0001) each, amounting to two thousand ($2000) dollars are preferred.

FIFTH. The name and mailing address of the incorporator is as follows:

         Theresa A Plourde
         The Company Corporation
         1013 Centre Road
         Wilmington, DE 19805

SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this eighth day of March, A.D. 2000.


                                            /s/ Theresa A Plourde
                                            ------------------------------------
                                            Theresa A Plourde
                                            Incorporator